Exhibit (c)(12)

 Presentation to the Board of Directors  Project William  October 8, 2020

 Executive Summary    2  Board began review of strategic alternatives in July 2020Review included broad set of alternatives, including standalone strategy (including possible re-negotiation of agreements with key partners), run-off, and saleWhile strategic review was ongoing, Consortium led by Arthur with two private equity partners approached Company with $25.00 bid on August 16, 2020Arthur a 12.6% holder of William common equity and has 2 board seats; Arthur's directors have recused themselves from all deliberations and votes regarding the Consortium's offerAfter multiple rounds of negotiations, Arthur offered $31.00 per share on October 1, 2020 and subsequently bid $31.10 per share on October 2, 2020Penultimate bid was subject to 24-hour “fuse” and Board determined it incorporated a credible walkaway threatIn order to expedite transaction timing, the two private equity partners will not be parties to the acquisition with WIlliamDuring the process, Edward also emerged as interested partySubsequent to public rumors of Arthur bid at $26, increased its stake from 5.1% to 9.1% and filed updated 13-DAfter initial outreach, provided bid of $31.00 on September 30, 2020 which was publicly filed; diligence supporting the bid was entirely based on publicly available informationArthur indicated that they would not be inclined to work cooperatively with Edward should Edward acquire WilliamSent follow-up letter on October 5 and filed updated 13-D with letterBoard ultimately elected to pursue Arthur bid at $31.10 on October 2 (Arthur bid on a stand-alone basis, with possible sale of equity interest to other members of the Consortium post-closing)

 Summary of Bid History    August 16: Verbal offer from Consortium of $25 per shareAugust 26: Written offer from Consortium of $25 per shareSeptember 3: Verbal offer from Consortium of $27 per shareSeptember 8: Public leak of Consortium interest at $26 per shareSeptember 9: Counteroffer of $32 with $30-34 collar based on performance of non-IG portfolio, with equity rollover electionSeptember 15: Verbal offer from Consortium of $28.25 per shareSeptember 20: Counteroffer of $32 per share with walkaway and hedge structure based on performance of non-IG portfolio, with equity rollover electionSeptember 22: Offer from Consortium of $30 per share with risk share structure with 20% walkaway based on performance of non-IG portfolioSeptember 24: Counterproposals at $31 – both fixed at 36% walkaway and with hedge at 10% walkaway, with equity rollover electionSeptember 26: Offer from Consortium of $30 per share with walkaway at book value (down ~29% in BV)September 29: Counteroffer at $31 per share with walkaway at book valueSeptember 30: Edward offer of $31 per shareBased solely on public information; indicated it would need 2-3 weeks to complete its diligenceIndicated willingness to assume existing contracts, but also a desire to enter into discussions with Arthur and Henry around potential contract terminationFiled its offer letter with updated 13-D on October 1October 1: Arthur offers $31 per share with walkaway at book valueProvided William with 24 hours to accept proposal or Arthur would walk awayIndicated they could reach signed transaction in 3-4 daysSuggested they are not willing to enter into bidding war with Edward, and were not going to facilitate Edward acquisition of WilliamOctober 2: Counteroffer of $32 per share with walkaway at book valueRejected by Arthur; offered final price of $31.10 which was ultimately acceptedOctober 5: Edward follow-up letter receivedRequested ability to conduct due diligenceIndicated it may be able to offer a higher price following diligence    3  After initial bid of $25 per share, 6 revised proposals from Arthur, resulting in $31.10 per share proposal (+24% improvement)

 Based on Draft Agreement Dated 10/8/2020    4  Summary of Terms  Use the 2 columns  Where is the $42.28/share as at 8/30?VDR “Project William Supplement – July August Investment Income Update” has $42.45 as at 8/31  Parties to Proposal  Arthur  Fixed price of $31.10 per share  Termination  12 month termination date with 3 month extension for non-investment grade asset loss conditionArthur can terminate if Board changes its recommendationWilliam can terminate transaction if presented with a superior proposal; William to pay a termination fee of [•]%  Acquiror  Newly formed Bermuda vehicle capitalized by Consortium  Strategy  Stabilize William’s ratings profile, eliminating risk of potential downgradeEliminate exposure to current investment portfolio’s volatilityPrivate ownership more suited for underwriting strategy  Conditions  No MAEWilliam shareholder approvalHSR and insurance regulatory approvalsLosses on non-investment grade assets are less than $238MMOther customary conditions  Financing  Arthur to use available cashClosing would not be contingent on financing  Consideration  100% Cash  Purchase Price

 Transaction Metrics      5  Implied Transaction Metrics  Source: Capital IQ (10/07/2020)Notes:Based on 20.0MM fully diluted shares outstanding as of 06/30/2020, per Company ManagementUnaffected date of 09/08/2020; reflects 52-week trading range prior to unaffected dateIncludes July and August estimated income per Company Management

 Summary of Valuation Analysis  Notes:Based on 20.0MM fully diluted shares outstanding as of 6/30/2020, per Company Management; values rounded to nearest $0.25Reflects 52-week trading range prior to unaffected date (09/08/2020)2021E earnings projections based on street consensus as of 10/07/2020Based on Company Management projectionsBased on Company Management projections; terminal multiple range reflects P/BV range of precedent run-off transactions    6  Unaffected Price(09/08/2020):$17.87  Offer Price:$31.10

   Stock Price Performance since Listing  Stock Price ($), Volume (MM Shares)  Source: Capital IQ, SNL Financial (10/07/2020) Notes:1. Period ending 02/19/2020    7  5/14/2020: All-Time Low of $10.86  $30.27  ~140k sharesPre-COVID Average Daily Volume  ~65k sharesPost-COVID Average Daily Volume  $25.76Listing-to-COVID VWAP  $31.10Offer Price  9/9/2020 (Leak): $22.309/8/2020 (Unaffected): $17.87  10/29/2019: All-Time High of $28.90  2/19/2020 (COVID): $24.42    Post-Leak  ~384k sharesPost-Leak

   William Stock Price Performance vs. Peers  Since William Listing    8  Stock Price Performance since William Listing  03/28/2019 – 10/07/2020 (%)  Source: Capital IQ (10/07/2020)Notes:Total Return Reinsurance Peers include GLRE and TPRETraditional Reinsurance Peers include ACGL, AXS, RE, RNR and Y  +12.1%  (7.9%)  (33.4%)  William  Total Return Re. Peers (1)  Trad’l Rein. Peers (2)    Post-Leak  2/19/2020 (COVID): (10%) Listing To Date  9/9/2020 (Leak)Stock price down ~34% pre-leak

   Trading Multiples: P / BV  01/01/2015 – 10/07/2020 (x)  Source: SNL Financial (10/07/2020)Notes:Total Return Reinsurance Peers include GLRE and TPRETraditional Reinsurance Peers include ACGL, AXS, RE, RNR and Y    9  William  Total Return Re. Peers (1)  Trad’l Rein. Peers (2)    Post-Leak  0.78x  0.91x  0.55x  9/9/2020 (Leak)P/BV (pre-leak): 0.46x  William initial listing on 3/28/2019

 Peer Trading Comparables    Source: SNL Financial, Capital IQ (10/07/2020), Company FilingsNotes:Reflects median annual combined ratio over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual combined ratios over the last 10 fiscal years, or since inception as appropriate Reflects median annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriate    10  (1)  (2)  (3)  (4)

 Source:   Source:   Source:   Source:   11  Historical & Projected Financial Highlights  Forecasted Financials Per Management Projections    Premiums Written($MM)  ($MM)  Combined Ratio  (%)  Net Investment Assets and Average Yield($MM)  ($MM / %)  Net Income and ROAE($MM)  ($MM / %)  (0.3%)  6.0%  2.3%  4.3%  4.1%  4.1%  Net Yield:  (5.7%)  5.1%  2.1%  9.1%  11.6%  11.0%  ROAE:  10.3%  4.1%  14.3%  (0.9%)  Key Assumptions reflected in Management Projections, per Company Management:Dependent on favorable resolution of potential downgrade from AM BestDependent on Arthur to achieve growth in 2020 business plan and achieve improved combined ratios (although Arthur has expressed concerns about achievability of plan given potential ratings downgrade)Further assumes ongoing market hardening and dependent on no further worsening of macro environment from COVID-19 impactsNo changes to existing agreements with Arthur, based on Arthur declining to amend agreements  Source: Company Management

 Standalone Dividend Discount Model Summary  Based on Company Management Projections  Valuation as of 12/31/2020Includes market value gains through 8/31/2020 per Company ManagementBase case financial projections as provided by Company Management Capital target set at 30% BCAR ratioDiscount rate of 10% based on cost of equity analysis(1)  Notes:Cost of equity calculated using beta as of unaffected date of 09/08/2020 and current risk-free rate as of 10/07/2020Includes loss reserve equity, senior notes, contingent redeemable preferred shares less intangible assets    12  (2)

 Run-Off Analysis - Dividend Discount Model Summary  Based on Company Management Projections  Valuation as of 12/31/2020Includes market value gains through 8/31/2020 per Company ManagementDiscount rate of 10% based on cost of equity analysis(1)Exit multiple of 0.80x BVPS based on precedent run-off deals(2)  Notes:Cost of equity calculated using beta as of unaffected date of 09/08/2020 and current risk-free rate as of 10/07/2020Based on 50% of net reservesTerminal multiple range reflects P/BV range of precedent run-off transactions; 0.80x reflects midpoint of range    13  (2)  (2)  (3)

 Precedent Transactions  Run-Off Transactions – P&C  Source: Capital IQ, SNL Financial, Company Filings and Materials    14  Notes:Deal value and multiples based on the combined value and book value of Downlands Liability Management and Hartford Financial Products International Limited  (1)

 Premiums Paid for U.S. Public Targets (1)(2)  Transactions of $100MM or More  All Cash Consideration  25-Year Avg: 38.3% S&P 500 (3)  Source:   Source:     15  Notes:Includes announced bids for control of U.S. public targets with an aggregate value of $100MM or more; excludes terminated transactions, ESOPs, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations, and restructurings. Includes transactions announced on or before 06/30/2020Annual amounts based on mean of percentage premiums paid over unaffected stock price which is defined as stock price four weeks prior to the earliest of the deal announcement; announcement of a competing bid; and market rumorsS&P 500 indexed to closing price on the last trading day of 1996  Source: Refinitiv (06/30/2020)

   16  Cost of Equity Analysis: CAPM Method  William Cost of Equity Analysis    Source: Capital IQ, SNL Financial (betas as of unaffected date of 09/08/2020, current risk-free rate as of 10/07/2020)  Peer Levered Betas:GLRE:1.22TPRE:1.25Average: 1.23

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